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                                                            Exhibit 1

                         CERTIFICATE OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF
                             VERTEX INDUSTRIES, INC.

To: The Secretary of State

       State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

     1.  The name of the corporation is Vertex Industries, Inc.

     2. The following amendments to the Certificate of Incorporation were approved by the directors on the 15th day of December, 1999 and thereafter duly adopted by the shareholders of the corporation on the 20th day of December, 1999.

     Article One of the Certificate of Incorporation, as amended, be amended to read as follows:

     "The name of the Corporation is Vertex Interactive, Inc."

     Article Third of the Certificate of Incorporation as amended, be amended to read as follows:

     "The aggregate number of Shares that this corporation shall have authority to issue is Thirty Four Million (34,000,000) consisting of Thirty Two Million (32,000,000) Shares of Common Stock, par value $.005 per share, and Two Million (2,000,000) shares of Preferred Stock, par value $.01 per share. The board of directors of this corporation is expressly authorized to set by its own resolutions preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and liquidation pertaining to the corporation's Preferred Stock."

     3. In lieu of a meeting and vote of the shareholders and in accordance with the provisions of Section 14A:5-6, the amendments were adopted by the shareholders without a meeting pursuant to the written consents of the shareholders representing at least the minimum number


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of shares necessary to authorize such action, and the number of shares represented by such consents is 9,019,466 shares.

     4. The effective date of this Amendment to the Certificate of Incorporation shall be February 14, 2000.

Dated this  14th  day of February, 2000

                                           VERTEX INDUSTRIES, INC.

                                            By:  /s/ Nicholas R. H. Toms
                                                 Nicholas R. H. Toms
                                                 Chief Executive Officer